RELEASE AGREEMENT AND ACKNOWLEDGEMENT
THIS RELEASE AND ACKNOWLEDGEMENT (“Agreement”) is entered into between Michael Dinkins (“you”) and Integer Holdings Corporation (“Company”). In consideration of the mutual promises, benefits and covenants herein contained, you and the Company hereby agree as follows:

Separation Date
You acknowledge that your employment with Company and any other Releasee ended effective March 3, 2017 (the “Separation Date”). After the Separation Date, you will not represent to others that you are an employee, officer, agent, or representative of Company or any other Releasee for any purpose. As a result of the separation of your employment, your pay ceased as of the Separation Date, and your benefits will terminate in accordance with Company’s plan documents, except for any benefit continuation or conversion rights you may have under the applicable plan documents. Group health plan coverage will terminate on March 31, 2017, except to the extent you exercise any continuation coverage rights you have pursuant to COBRA. You will receive COBRA notice under separate cover.

Separation Benefits
If you execute, do not revoke, and comply at all relevant times with this Agreement, you will be eligible to receive the following benefits (collectively, the “Separation Benefits”):

1.
Separation Payment: The Company will pay you a lump-sum amount of $425,024.44, less applicable taxes and withholdings, as soon as reasonably practicable following the expiration of the revocation period described below (the “Effective Date”) but no later than the Company’s second regular pay day following the pay period in which the Effective Date occurs.

2.	Long-Term Equity Awards (“LTI”): As of the Separation Date, you shall be eligible for vesting in the 2015 and 2016 LTI Awards subject to and in accordance with the terms of those awards.

3.
Outplacement Services: The Company will pay for a three-month outplacement package through its approved vendor, so long as such services are provided within three months of the Effective Date. You are solely responsible for contacting the outplacement vendor to arrange for the receipt of such services.

General Release
For and in consideration of the Separation Benefits, together with other good and valuable consideration, the sufficiency of which you hereby acknowledge, you, on behalf of yourself and your heirs, executors, personal representatives, successors and assigns (collectively, a “Releasor” or “Releasors”), hereby release and forever discharge the Company, and its current and former parents, subsidiaries, affiliates, predecessors, successors, and related companies, and each of these entities’ current and former owners, directors, officers, members, managers, shareholders, partners, agents, employees, contractors, attorneys, successors and assigns, in both their individual and official capacities, as appropriate (collectively, a “Releasee” or “Releasees”), of and from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, obligations, judgments, damages, entitlements, liabilities, and expenses (including attorneys’ fees) of any kind whatsoever that any Releasors now have or ever had against any Releasees, whether known or unknown, suspected or unsuspected, or concealed or apparent (the “Released Claims”).

For the avoidance of doubt, and without limiting the broad nature of the Released Claims, this Agreement releases each of the Releasees from any and all claims: (1) related to your employment with the Company or any other Releasee, and the termination of such employment; (2) arising under any law relating to employment, including, but not limited to (all as amended), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act of 1963, the Immigration Reform and Control Act of 1986, the Genetic Information Nondiscrimination Act of 2008, the Civil Rights Act of 1866 (42 U.S.C. §§ 1981–1988), the Employee Retirement and Income Security Act of 1974, the federal Worker Adjustment and Retraining Notification Act, the Uniform Services Employment and Reemployment Rights Act, and the Texas Labor Code, Chapter 21 (formerly known as the Texas Commission on Human Rights Act); (3) for wages, wage supplements, paid time off, or any other form of compensation or benefit; (4) arising under any employee benefit plan, policy, or practice; (5) arising under tort, contract, or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, retaliation, violation of public policy, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, or negligent or intentional infliction of emotional distress; (6) for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, compensatory or punitive damages, liquidated damages, experts’ fees, medical fees or expenses, costs or disbursements; and (7) arising under any other federal, state, or local law, statute, amendment, rule, regulation, order, code, common law, policy, ordinance, or court decision.

The Released Claims do not include any claim: (a) that arises exclusively after the date Employee executes this Agreement; (b) to vested rights under any of the Company’s employee benefit plans; or (c) that cannot be released under law, such as claims for statutory unemployment benefits or workers’ compensation benefits.

Return of Company Property
You agree that on or before your last day of employment by the Company (the “Termination Date”) you will return all Company property, including keys, credit cards, security access cards, codes, personal computers, cell phones, memoranda, data, records, notes and other information in your possession or under your control in any form; provided, however, you may retain as your personal property your Company-issued iPhone, iPad and laptop computer, provided that the Company shall be entitled to remove all confidential and proprietary information from such devices, to its reasonable satisfaction. You also must convert the service on those devices to new service plans in your own name.

Confidential and Proprietary Information
You acknowledge and reaffirm the validity of the Inventions, Non-Disclosure and Non-Solicitation Agreement (the “Confidentiality Agreement”) that you previously signed. By signing this Agreement, you acknowledge and agree that you have had access during your employment with the Company to confidential and proprietary information of Company (“Trade Secrets”), and further acknowledge and agree that the release or disclosure of any of the Company’s Trade Secrets will cause irreparable injury. By signing this Agreement, you acknowledge that you have not used or disclosed, and agree that you will not at any time use or disclose, directly or indirectly, to any other entity or person, any Trade Secrets of the Company, its affiliates, or any officers, directors or employees. You also agree that you will not attempt to gain access to such information through restricted means. You understand that the Company would not provide you with the monies and benefits under this Agreement but for your affirmation of the obligations under the Confidentiality Agreement. You further understand and agree that a violation of this provision is a material breach of this Agreement and may be enforceable against the person making disclosure by injunctive relief and by an award of damages.

Nothing herein shall be construed to prevent disclosure of Trade Secrets as may be (1) permitted by the Protected Rights Section of this Agreement, (2) required by applicable law or regulation, pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, or pursuant to a valid subpoena (provided that such disclosure does not exceed the extent of disclosure required by such law, regulation, order, or subpoena), or (3) to a court or government agency to the extent you have a protected right to do so. You shall promptly provide written notice to an authorized officer of the Company of any order, subpoena, or other attempt to require disclosure of Confidential Information under the immediately preceding subsection (2). Additionally, notwithstanding any other provision of this Agreement, you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (1) file any document containing trade secrets under seal; and (2) do not disclose trade secrets, except pursuant to court order.

Confidentiality of Agreement
You agree that you have not and will not, directly or indirectly, disclose/d any information related to the terms and contents of this Agreement to any other person or entity. You understand that the Company would not provide you with the monies and benefits under this Agreement but for your agreement to keep the Agreement confidential. You further understand and agree that a violation of this provision is a material breach of this Agreement and may be enforceable against the person making disclosure by injunctive relief and by an award of damages. This confidentiality obligation does not prohibit disclosure (a) permitted by the Protected Rights Section, (b) to your spouse, tax advisor, or attorney (each of whom you must ensure agrees to keep such information confidential), (c) to comply with a valid court order, subpoena, or other direction by a court, (d) to a governmental entity to the extent you have a protected right to make such disclosure, or (e) as otherwise required by law. You understand and agree that you will remain liable for any disclosure of such information by your spouse or agent.

Non‑Disparagement
Except as permitted in the Protected Rights Section, you agree that you will not utter, to any person or entity, any statement, whether oral, written, or implied, that directly or indirectly disparages, denigrates, defames, or ridicules the Company or any other Releasee or the products, services, vendors, customers, or prospective customers of the Company or any other Releasee. Nor will you utter, to any person or entity, any negative statement concerning your employment with the Company or the termination of such employment. Nothing herein shall restrict you from providing truthful information to a court or government agency to the extent you have a protected right to do so, or as otherwise required by law.

No Admission
The making of this Agreement is not, and shall not be construed or represented as, an admission that Company or any other Releasee has violated any law or has committed any wrong against you or any other person or entity.

Severability, Choice of Law, and Venue
In the event that any provision of this Agreement is found to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this Agreement shall remain in full force and effect. This Agreement shall be governed and construed in accordance with laws of the State of New York, without regard to the principles of conflict of law. Any action or proceeding brought by either of the parties related to your employment or the termination of your employment, or to enforce this Agreement, shall be brought only in a state or federal court located in the State of New York, County of Erie. You hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Third Party Claims
You warrant that you alone are entitled to the Severance Benefits, and further warrant and agree that any claim to such amounts by any other person or entity by reason of any claim, lien, or debt of yours, or otherwise, shall be your sole and exclusive responsibility, and that you will hold harmless, indemnify, and defend each of the Releasees from any claim or action brought by any person or entity against any of the Releasees making any claim to all or part of the Severance Benefits.

Protected Rights
Nothing in this Agreement limits your rights, protected under law, to file a charge or communicate with or otherwise participate in any investigation or proceeding conducted by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency charged with enforcement of any law.
Entire Agreement
This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between you and the Company and may not be modified in any way except by written agreement signed by you and an authorized representative of the Company. This Agreement supersedes any and all other written and oral agreements and understandings between the parties; provided that the following agreements will continue in effect in accordance with their terms: (a) the Confidentiality Agreement, and (b) the Change of Control Agreement dated as of May 7, 2012 between you and Greatbatch, Inc. (the “CCA”). In that regard, however, you agree that the intent is that (a) you will be entitled to receive, in respect of a Change of Control, only such payments under the CCA that, after giving effect to the consideration you are receiving in connection with your separation from employment including under this Agreement (“Separation Benefits”) will provide for the greatest amounts and for the longest period of time possible (as between the CCA and the Separation Benefits); and (b) that there is to be no duplication of payment. You are not eligible for any other payment or benefits except for those expressly described in this Agreement.

Miscellaneous
Copies of signatures transmitted by facsimile or electronic mail shall have the same effect as original signatures. Company may assign this Agreement at any time. This Agreement shall inure to the benefit of Company and its successors and assigns. You may not assign this Agreement or any part hereof. Any purported assignment by you shall be null and void from the initial date of purported assignment. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by you and by the General Counsel of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

Acknowledgements
You acknowledge, affirm and agree that:
(a)    You have read the Agreement and understand its legal and binding effect. You are acting voluntarily, knowingly, and willingly, and of your own free will in executing this Agreement;
(b)    The consideration to be provided to you under this Agreement: (i) exceeds anything of value to which you would otherwise be entitled in the absence of this Agreement; (ii) fully and completely settles all claims you (and any attorney you may have retained) may have against the Company or any other Releasee for attorneys’ fees, costs, disbursements, and the like; and (iii) is sufficient consideration for your promises under this Agreement;
(c)    You have been advised by the Company in this writing to consult with an attorney of your choosing prior to executing this Agreement and you have done so to the extent you desired;
(d)    You were given 21 calendar days to consider signing this Agreement, and if you sign this Agreement before the end of this 21 calendar day period, it is your voluntary decision to do so and you waive the remainder of the 21 calendar day period;
(e)    You have until the end of such 21 calendar day period to deliver an executed copy of this Agreement to Kristin Trecker, Integer Holdings Corporation, 2595 Dallas Parkway, Suite 310, Dallas, Texas 75034, with a copy via email to ktrecker@greatbatch.com.
(f)    You understand that if you sign this Agreement, you can change your mind and revoke your acceptance of this Agreement within seven (7) calendar days after signing it. Any revocation of your acceptance of this Agreement must be in writing and delivered to Timothy G. McEvoy, Senior Vice President, General Counsel & Secretary, Integer Holdings Corporation, 10000 Wehrle Drive, Clarence, New York 14031, with a copy via email to tmcevoy@greatbatch.com, no later than the seventh (7th) calendar day after you sign this Agreement;
(g)    You have no known workplace injuries or occupational diseases, and you have been provided and/or have not been denied any leave (paid or unpaid) to which you were entitled during your employment; and
(i)    You have been paid in full for all work that you have performed for the Company and any other Releasee and, except for the Severance Benefits, you are not owed any further wages, wage supplements, bonuses, commissions, benefits or other amounts of any kind whatsoever by any Releasee.

/s/ Michael Dinkins	March 3, 2017
Michael Dinkins	Date

Please return to:
Kristin Trecker
Integer Holdings Corporation
2595 Dallas Parkway, Suite 310
Dallas, Texas 75034